Exhibit 99.1

LMP Automotive Holdings, Inc. Announces it Will Restate Previously Issued Financial Statements as of and For Each of the First Three Quarterly Periods in 2021

May 19, 2022

FORT LAUDERDALE, FL / GLOBE NEWSWIRE /May 19, 2022/ LMP Automotive Holdings, Inc. (NASDAQ: LMPX) (“LMP” or the “Company”), an e-commerce and facilities-based automotive retailer in the United States, today announced that it plans to restate previously issued financial statements as of and for each of the first three quarterly periods in 2021 to correct certain accounting items.

On May 16, 2022, management of LMP Automotive Holdings, Inc. and the audit committee of the Company’s board of directors concluded that the Company’s previously issued condensed consolidated financial statements as of and for the quarters ended March 31, 2021, June 30, 2021, and September 30, 2021 are required to be restated and should no longer be relied upon primarily due to the following errors: (i) the improper identification and elimination of intercompany transactions, (ii) incorrect estimates of chargeback reserves for finance and insurance products, and (iii) certain financial statement misclassifications impacting various balance sheet and income statement financial statement captions in the Relevant Periods.

The aggregate effects are currently estimated to be the following:

●	An approximate decrease in total revenues and total cost of sales as follows:

■ $10 to $15 million for the nine months ended September 30, 2021

■ $4 to $8 million for the six months ended June 30, 2021

■ $500 thousand to $1 million for the three months ended March 31, 2021

●	Gross profit and net income for the Relevant Periods are not expected to be materially impacted.

●	Certain balance sheet captions for certain of the Relevant Periods, including accounts payable, other non-current liabilities, and other current assets, are expected to be materially impacted.

●	Total assets and total liabilities for the Relevant Periods are not expected to be materially impacted.

The expected changes do not affect compliance with the financial covenants contained in the Company’s outstanding debt instruments or compliance with any other agreement of the Company or its subsidiaries.

As such, the Company will restate its financial statements for the Relevant Periods in its Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 10-K”). The Company’s management has concluded that in light of the misstatements described above, material weaknesses exist in the Company’s internal control over financial reporting and that the Company’s disclosure controls and procedures were not effective. The Company’s planned remediation with respect to such material weaknesses will be described in more detail in the 2021 10-K.

The Company’s management and the Audit Committee have discussed the matters disclosed in this Current Report on Form 8-K with its independent registered public accounting firm.

The Company will hold a conference call to discuss these financial results when it ascertains a definitive filing date.

ABOUT LMP AUTOMOTIVE HOLDINGS, INC.

LMP Automotive Holdings, Inc. (NASDAQ: LMPX) is a growth company with a long-term plan to profitably consolidate and partner with automotive dealership groups in the United States. We offer a wide array of products and services fulfilling the entire vehicle ownership lifecycle, including new and used vehicles, finance and insurance products and automotive repair and maintenance.

Our proprietary e-commerce technology and strategy are designed to disrupt the industry by leveraging our experienced teams, growing selection of owned inventories and physical logistics network. We seek to provide customers with a seamless experience both online and in person. Our physical logistics network enables us to provide convenient free delivery points for customers and provide services throughout the entire ownership life cycle. We use digital technologies to lower our customer acquisition costs, achieve operational efficiencies and generate additional revenues. Our unique growth model generates significant cash flows, which funds our innovation and expansion into new geographical markets, along with strategically building out dealership networks, creating personal transportation solutions that consumers desire.

Investor Relations:

LMP Automotive Holdings, Inc.

500 East Broward Boulevard, Suite 1900

Fort Lauderdale, FL 33394

investors@lmpah.com

For more information visit:

lmpmotors.com

FORWARD-LOOKING STATEMENTS:

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Such statements include, but are not limited to, any statements relating to our expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” will,” the negatives thereof and other words and terms of similar meanings. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock value. Factors that could cause actual results to differ materially from those currently anticipated include: our dependence upon external sources for the financing of our operations; our ability to effectively executive our business plan; our ability to maintain and grow our reputation and to achieve and maintain the market acceptance of our services and platform; our ability to manage the growth of our operations over time; our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others; our ability to maintain relationships with existing customers and automobile suppliers, and develop relationships; and our ability to compete and succeed in a highly competitive and evolving industry; as well as other risks described in our SEC filings. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

SOURCE: LMP Automotive Holdings, Inc.